SECURITIES AND EXCHANGE COMMISSION


                          WASHINGTON, D.C. 20549


                           _____________________



                                 FORM 8-K


                              CURRENT REPORT

                  PURSUANT TO SECTION 13 OR 15(d) OF THE

                      SECURITIES EXCHANGE ACT OF 1934




Date of Report                                June 9, 1994
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
                    (Date of earliest event reported)




                 New York State Electric & Gas Corporation
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
          (Exact name of registrant as specified in its charter)



   New York                 1-3103-2              15-0398550
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
(State or other           (Commission           (IRS Employer
 jurisdiction of           File Number)       Identification No.)
 incorporation)



  P.O. Box 3287, Ithaca, NY                        14852-3287
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
(Address of principal executive offices)              (Zip Code)



                                                   607-347-4131
Registrant's telephone number, including area code . . . . . .



                                    NA
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
 (Former name or former address, if changed since last report)
Item 5.  Other Events

     In September 1993, the Company reached a three-year electric and natural gas rate settlement agreement (Agreement) with the Public Service Commission of the State of New York. The Agreement provides for an allowed return on equity of 10.8% in year one, 11.4% in year two, and 11.4% (subject to an indexing mechanism) in year three. The Agreement also includes incentives (rewards or penalties) for customer service, production cost, and demand-side management, which could increase the allowed return to 12.3% or decrease it to 9.95% in year one, increase it to 13.05% or decrease it to 10.4% in year two, and increase it to 13.25% or decrease it to 10.2% in year three.

     In June 1994, the Company estimated and recorded a $13 million, or 12 cents per share, production cost penalty for 1993, which is the maximum provided by the Agreement.

     This penalty is based on a comparison of the relative changes in the Company's production costs per megawatt-hour of retail sales from a base period (1989-1992) to 1993 versus the same comparison for a 19-company peer group, which includes the Company. The Company calculated the penalty based on financial information that was reported in the peer group's Federal Energy Regulatory Commission Form 1 Reports, which were received in May 1994. The Company's production cost penalty for 1993 was primarily due to a significant increase in retail sales for the peer group as compared to the Company's retail sales. This penalty also resulted from higher cost increases for the Company as compared to the peer group.

     The Company does not expect to earn its allowed return on common equity in 1994. Although the Company cannot currently estimate the results of future production cost incentives, the Company implemented a significant cost reduction program in early 1994 which will reduce its production costs in 1994 and beyond.

                                SIGNATURE




     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                        NEW YORK STATE ELECTRIC & GAS CORPORATION
                                        (Registrant)


                        By            Everett A. Robinson
                                      Everett A. Robinson
                                 Vice President and Controller

Date:  June 10, 1994